Exhibit 99.2
Unaudited Pro Forma Condensed Combined Financial Statements
The following unaudited pro forma condensed combined financial statements give effect to the proposed acquisition (the “Acquisition”) of Itiviti Holdings AB and its subsidiaries (“Itiviti”) by Broadridge Financial Solutions, Inc. (“Broadridge” or the “Company”) and were prepared in accordance with the regulations of the Securities and Exchange Commission (the “SEC”). The Acquisition is subject to customary closing conditions and regulatory approval and is expected to close in the fourth quarter of fiscal year 2021. The unaudited pro forma condensed combined balance sheet as of March 31, 2021 assumes that the closing of the Acquisition (the “Closing”) took place on March 31, 2021 and combines the historical balance sheets of Broadridge as of March 31, 2021 and Itiviti as of December 31, 2020. The unaudited pro forma condensed combined statement of earnings for the nine months ended March 31, 2021 and for the year ended June 30, 2020 assume that the Closing took place as of July 1, 2019. Broadridge’s fiscal year end is June 30 while Itiviti’s fiscal year end is December 31. Therefore, we have prepared Itiviti’s statements of earnings for the twelve month period ended June 30, 2020 and for the nine month period ended December 31, 2020 for purposes of combining with the Broadridge statements of earnings for the twelve month period ended June 30, 2020 and for the nine month period ended March 31, 2021, and have used Itiviti’s balance sheet at December 31, 2020 to combine with the historical balance sheet of Broadridge at March 31, 2021 for purposes of preparing the unaudited pro forma condensed combined balance sheet as of March 31, 2021. The Itiviti historical condensed statement of earnings for the twelve months ended June 30, 2020 and the nine months ended December 31, 2020 include an overlap of revenues of approximately $56.6 million and net earnings attributable to the parent company's shareholders of approximately $17.0 million for the period of April 1, 2020 through June 30, 2020, using a Euro to U.S. dollar exchange rate of $1.09438.
The unaudited pro forma condensed combined financial statements were prepared in accordance with Article 11 of SEC Regulation S-X, in accordance with SEC Final Rule Release No. 33-10786, Amendments to Financial Disclosures About Acquired and Disposed Businesses. The historical financial information of Broadridge are reported pursuant to accounting principles generally accepted in the United States (“U.S. GAAP”) and are presented in U.S. dollars (“USD”), while the historical financial information of Itiviti are reported pursuant to International Financial Reporting Standards (“IFRS”) and are presented in Euros (“EUR”). Accordingly, the unaudited pro forma condensed combined financial statements give effect to the Acquisition and include adjustments for the following:
•	certain adjustments and reclassifications to conform the historical financial information of Itiviti from IFRS to U.S. GAAP and to translate the financial statements from EUR to USD;
•
application of the acquisition method of accounting under the provisions of the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification, which we refer to as ASC 805, “Business Combinations,” (“ASC 805”) to reflect estimated Acquisition consideration of approximately $2.6 billion excluding cash acquired and subject to customary closing adjustments;

•	certain adjustments and reclassifications to conform Itiviti's accounting policies to those of Broadridge's accounting policies;
•	to exclude the impact of certain items that are considered to be non-recurring; and
•	the proceeds and uses of the new term credit agreement the Company (the “Fiscal 2021 Term Credit Agreement”) entered into in connection with the Acquisition.
The pro forma financial information reflects transaction accounting adjustments management believes are necessary to present fairly Broadridge’s pro forma results of operations and financial position following the Closing as of and for the periods indicated. The transaction accounting adjustments are based on currently available information and assumptions Broadridge management believes are, under the circumstances and given the information available at this time, reasonable, and reflective of adjustments necessary to report Broadridge’s financial condition and results of operations as if the Acquisition was completed on the assumed dates.
The following unaudited pro forma condensed combined financial statements and related notes are based on and should be read in conjunction with (i) the historical unaudited consolidated financial statements of Broadridge and related notes included in Broadridge’s Quarterly Report on Form 10-Q for the period ended March 31, 2021, (ii) the historical audited consolidated financial statements of Broadridge and the related notes included in Broadridge’s Annual Report on Form 10-K for the year ended June 30, 2020, and (iii) the historical audited consolidated financial statements of Itiviti and the related notes included in Itiviti’s Annual Report for the year ended December 31, 2020, which financial statements are filed as Exhibit 99.1 to this Current Report on Form 8-K.

The statements and related notes are being provided for illustrative purposes only and do not purport to represent what the combined company’s actual results of operations or financial position would have been had the Acquisition been completed on the dates indicated, nor are they necessarily indicative of the combined company’s future results of operations or financial position for any future period.
Broadridge intends to complete the valuations and other studies upon completion of the Acquisition and will finalize the allocation of consideration as soon as practicable, but in no event later than one year following the Closing. The assets and liabilities of Itiviti have been measured based on various preliminary estimates using assumptions that Broadridge believes are reasonable based on information that is currently available. Broadridge estimated the fair value of Itiviti's assets and liabilities based on a preliminary valuation analysis, due diligence information, information presented in Itiviti's audited and unaudited financial statements and other available information. Following completion of the Acquisition, a final determination of the fair value of Itiviti's assets acquired and liabilities assumed will be performed. Any changes in the fair values of the net assets or total purchase consideration as compared with the information shown in the unaudited pro forma condensed combined financial statements may change the amount of the total purchase consideration allocated to goodwill and other assets and liabilities and may impact the combined company statement of earnings. The final purchase consideration allocation may be materially different than the preliminary purchase consideration allocation presented in the unaudited pro forma condensed combined financial statements. Accordingly, the transaction accounting adjustments are preliminary and have been made solely for the purpose of providing pro forma financial statements prepared in accordance with Article 11 of Regulation S-X. Differences between these preliminary estimates and the final acquisition accounting may occur and these differences could have a material impact on the accompanying pro forma financial statements and the combined company’s future results of operations and financial position.
Upon completion of the Acquisition, Broadridge will perform a detailed review of Itiviti’s accounting policies. As a result of that review, Broadridge may identify differences between the accounting policies of Broadridge and Itiviti that, when conformed, could have a material impact on the consolidated financial statements of the combined company. At this time, Broadridge is not aware of any significant accounting policy differences. The pro forma financial statements do not reflect any cost or growth synergies that the combined company may achieve as a result of the Acquisition, or the costs to combine the operations of Broadridge and Itiviti, or the costs necessary to achieve these cost or growth synergies. Further, there were no material intercompany transactions and balances between Broadridge and Itiviti as of and for the nine months ended March 31, 2021 and for the year ended June 30, 2020. As a result of the foregoing, the pro forma adjustments are preliminary and are subject to change as additional information becomes available and as additional analysis is performed.

Broadridge Financial Solutions, Inc.
Pro Forma Condensed Combined Balance Sheet
As of March 31, 2021
(Unaudited, USD in millions)
	Broadridge As Reported March 31, 2021 (See Note 3a)	Itiviti December 31, 2020 (See Notes 5 and 3b)	Transaction Accounting Adjustments	Notes	Broadridge Pro Forma
Assets
Current assets:
Cash and cash equivalents	$355.8	$37.3	$(2,604.1)	2a, 3d(i), 3d(ii)
			2,548.4	3d(iii), 3d(iv)	$337.3
Accounts receivable, net of allowance for doubtful accounts	871.0	58.9	—		929.8
Other current assets	151.8	23.4	—		175.2
Total current assets	1,378.6	119.6	(55.7)		1,442.4
Property, plant and equipment, net	167.2	8.0	—		175.2
Goodwill	1,723.3	568.8	(568.8)	2b
			1,927.2	2i, 3e
			1.9	3e
			(2.6)	3g	3,649.8
Intangible assets, net	546.8	270.3	(270.3)	2c, 3c
			858.3	2f, 3c	1,405.1
Other non-current assets	1,370.9	56.7	2.6	3g	1,430.2
Total assets	$5,186.8	$1,023.4	$1,892.6		$8,102.8
Liabilities and Stockholders’ Equity
Current liabilities:
Current portion of long-term debt	$—	$0.0	—		$0.0
Payables and accrued expenses	876.1	69.5	(13.6)	3d(i)
			0.4	3h	932.4
Contract liabilities	126.5	102.7	(102.7)	2d, 3c
			70.0	2g, 3c, 3g	196.5
Total current liabilities	1,002.6	172.2	(45.9)		1,129.0
Long-term debt	1,737.7	630.8	(634.4)	3d(ii)
			2,548.4	3d(iii), 3d(iv)	4,282.5
Deferred taxes	157.4	70.5	(41.6)	2e
			188.2	2h
			1.9	3e	376.5
Contract liabilities	187.7	—	—		187.7
Other non-current liabilities	511.9	26.3	(0.4)	3h	537.8
Total liabilities	3,597.4	899.9	2,016.1		6,513.4
Stockholders’ equity:
Preferred stock	—	—	—	3f	—
Common stock	1.6	0.4	(0.4)	3f	1.6
Additional paid-in capital	1,241.2	226.2	(226.2)	3f	1,241.2
Retained earnings	2,390.2	(172.7)	172.7	3f	2,390.2
Treasury stock	(2,019.6)	—	—	3f	(2,019.6)
Accumulated other comprehensive loss	(24.1)	(19.5)	19.5	3f	(24.1)
Non-controlling interest	—	89.1	(89.1)	3f	—
Total stockholders’ equity	1,589.3	123.5	(123.5)	3f	1,589.3
Total liabilities and stockholders’ equity	$5,186.8	$1,023.4	$1,892.6		$8,102.8
Amounts may not sum due to rounding.
See accompanying Notes to Unaudited Pro Forma Condensed Combined Financial Statements

Broadridge Financial Solutions, Inc.
Pro Forma Condensed Combined Statement of Earnings
For the Nine Months Ended March 31, 2021
(Unaudited, USD in millions, except per share amounts)
	Broadridge As Reported Nine Months Ended March 31, 2021 (See Note 4a)	Itiviti Nine Months Ended December 31, 2020 (See Notes 5 and 4b)	Transaction Accounting Adjustments	Notes	Broadridge Pro Forma
Revenues	$3,462.1	$179.0	$3.1	4d(i)
			(3.7)	4d(ii)	$3,640.5
Operating Expenses:
Cost of revenues	2,554.1	21.0	61.2	4c
			84.5	4g	2,720.8
Selling, general and administrative expenses	510.8	119.6	(85.1)	4g	545.3
Total operating expenses	3,064.8	140.6	60.7		3,266.1
Operating income	397.3	38.4	(61.3)		374.4
Interest expense, net	(37.3)	(32.8)	11.1	4e(i)
			1.2	4g	(57.8)
Other non-operating income (expenses), net	(0.1)	35.0	(74.0)	4e(ii)
			(1.8)	4g
			36.7	4h	(4.2)
Earnings before income taxes	359.8	40.5	(88.0)		312.4
Provision for income taxes	72.7	(8.0)	(5.2)	4f	59.6
Net earnings	287.1	48.5	(82.8)		252.8
Less: Net earnings attributable to non-controlling interests	—	(0.7)	0.7	4i	—
Net earnings attributable to the parent company's shareholders	$287.1	$49.2	$(83.5)		$252.8

Basic earnings per share	$2.48				$2.19
Diluted earnings per share	$2.44				$2.15

Weighted-average shares outstanding
Basic	115.6				115.6
Diluted	117.7				117.7
Amounts may not sum due to rounding.
See accompanying Notes to Unaudited Pro Forma Condensed Combined Financial Statements

Broadridge Financial Solutions, Inc.
Pro Forma Condensed Combined Statement of Earnings
For the Fiscal Year Ended June 30, 2020
(Unaudited, USD in millions, except per share amounts)
	Broadridge As Reported (See Note 4a)	Itiviti (See Notes 5 and 4b)	Transaction Accounting Adjustments	Notes	Broadridge Pro Forma
Revenue	$4,529.0	$224.9	—	4d(i)
			$(32.7)	4d(ii)	$4,721.2
Operating Expenses:
Cost of revenues	3,265.1	27.8	84.5	4c
			110.2	4g	3,487.6
Selling, general and administrative expenses	639.0	154.0	(108.8)	4g	684.3
Total operating expenses	3,904.1	181.8	85.9		4,171.9
Operating income	624.9	43.1	(118.7)		549.3
Interest expense, net	(58.8)	(44.8)	15.7	4e(i)
			1.6	4g	(86.2)
Other non-operating income (expense), net	13.4	1.5	(3.6)	4e(ii)
			(0.2)	4g
			1.6	4h	12.7
Earnings before income taxes	579.5	(0.2)	(103.6)		475.8
Provision for income taxes	117.0	(0.9)	(27.3)	4f	88.9
Net earnings	462.5	0.7	(76.3)		$386.9
Less: Net earnings attributable to non-controlling interests	—	6.0	(6.0)	4i	—
Net earnings attributable to the parent company's shareholders	$462.5	$(5.2)	$(70.3)		$386.9
Basic earnings per share	$4.03				$3.37
Diluted earnings per share	$3.95				$3.31

Weighted-average shares outstanding
Basic	114.7				114.7
Diluted	117.0				117.0
Amounts may not sum due to rounding.
See accompanying Notes to Unaudited Pro Forma Condensed Combined Financial Statements

1. Basis of pro forma presentation
On March 27, 2021, Broadridge and its wholly-owned subsidiary Broadridge Sweden Holdings AB, a company incorporated under the laws of Sweden (“BR Holdings”), entered into a share purchase agreement (the “Share Purchase Agreement”) with Cidron Delfi S.À R.L., Itiviti Invest V AB, Itiviti Intressenter AB and the individuals named therein (collectively, the “Sellers”) pursuant to which Broadridge will acquire Itiviti.
In connection with the Acquisition, Broadridge entered into the Fiscal 2021 Term Credit Agreement providing for term loan commitments in an aggregate principal amount of $2.55 billion for the purpose of funding the Acquisition. The Fiscal 2021 Term Credit Agreement consists of a $1.0 billion tranche that matures 18 months after the date on which such Fiscal 2021 Term Credit Agreement loans are borrowed (the “Funding Date”) and a $1.55 billion tranche that matures on the third anniversary of the Funding Date. Refer to Note 3 for a summary of the impact the financing arrangements are expected to have on Broadridge’s debt balances and refer to Note 4 for details on the impact these financing arrangements are expected to have on the unaudited pro forma condensed combined statements of earnings.
The accompanying unaudited pro forma condensed combined balance sheet as of March 31, 2021 combines the historical consolidated balance sheets of Broadridge and Itiviti, giving effect to the Acquisition as if it had been completed on March 31, 2021. The unaudited pro forma condensed combined statements of earnings for the nine months ended March 31, 2021 and for the year ended June 30, 2020 combine the historical consolidated statements of earnings of Broadridge and Itiviti, giving effect to the Acquisition as if it had been completed on July 1, 2019. Broadridge’s fiscal year end is June 30 while Itiviti’s fiscal year end is December 31. Therefore, we have prepared Itiviti’s statements of earnings for the twelve month period ended June 30, 2020 and for the nine month period ended December 31, 2020 for purposes of combining with the Broadridge statements of earnings and have used Itiviti’s balance sheet at December 31, 2020 to combine with the historical balance sheet of Broadridge at March 31, 2021 for purposes of preparing the unaudited pro forma condensed combined balance sheet as of March 31, 2021.
The historical financial information of Broadridge are reported pursuant to U.S. GAAP and are presented in USD, while the historical financial information of Itiviti are reported pursuant to IFRS and are presented in EUR. As discussed in Note 5, certain adjustments and reclassifications have been made to conform the historical financial information of Itiviti from IFRS to U.S. GAAP and to translate the financial statements from EUR to USD. Upon completion of the Acquisition, Broadridge will perform a detailed review of Itiviti’s accounting policies. As a result of that review, Broadridge may identify differences between the accounting policies of Broadridge and Itiviti that, when conformed, could have a material impact on the consolidated financial statements of the combined company. At this time, Broadridge is not aware of any significant accounting policy differences. The pro forma financial statements do not reflect any cost or growth synergies that the combined company may achieve as a result of the Acquisition, or the costs to combine the operations of Broadridge and Itiviti, or the costs necessary to achieve these cost or growth synergies. Further, there were no material intercompany transactions and balances between Broadridge and Itiviti as of and for the nine months ended March 31, 2021 and for the year ended June 30, 2020.
The accompanying unaudited pro forma condensed combined financial statements and related notes were prepared using the acquisition method of accounting under the provisions of ASC 805, with Broadridge considered the acquirer of Itiviti. ASC 805 requires, among other things, that the assets acquired and liabilities assumed in a business combination be recognized at their fair values as of the acquisition date. For purposes of the unaudited pro forma condensed combined balance sheet, the purchase consideration has been allocated to the assets acquired and liabilities assumed of Itiviti based upon management’s preliminary estimate of their fair values as of March 31, 2021. Broadridge intends to complete the valuations and other studies upon completion of the Acquisition and will finalize the allocation of consideration as soon as practicable, but in no event later than one year following the closing date of the Acquisition. The assets and liabilities of Itiviti have been measured based on various preliminary estimates using assumptions that Broadridge believes are reasonable based on information that is currently available. Accordingly, the transaction accounting adjustments are preliminary and have been made solely for the purpose of providing pro forma financial statements prepared in accordance with Article 11 of Regulation S-X. Differences between these preliminary estimates and the final acquisition accounting may occur and these differences could have a material impact on the accompanying pro forma financial statements and the combined company’s future results of operations and financial position. The nine months ended March 31, 2021 statement of earnings include Broadridge acquisition costs of approximately $9.0 million and related tax impact of approximately $0.1 million.

All amounts presented within these Notes to the Unaudited Pro Forma Condensed Combined Financial Statements are in millions, except per share data.
2. Preliminary purchase price allocation
Refer to the table below for the preliminary calculation of estimated Acquisition consideration:
(In millions of USD)
Estimated cash consideration to be paid for Itiviti	$2,604.1
The estimated total cash purchase consideration to acquire Itiviti is $2,604.1 million as of April 30, 2021, excluding cash acquired, and is payable in a combination of currencies. The estimated total purchase consideration is subject to customary closing adjustments and includes payments to both the equity holders of Itiviti as well as to the holders of Itiviti’s outstanding debt obligations. The Closing estimated purchase price in EUR and Swedish Krona (“SEK”) has been converted at the EUR to USD exchange rate of $1.20724 and SEK to USD exchange rate of $0.11874 as of April 30, 2021. At constant EUR to USD and SEK to USD exchange rates, a 10% increase/decrease in the exchange rates would result in an approximate $237 million increase/decrease in goodwill.
The preliminary estimated Acquisition consideration as shown in the table above is allocated to the tangible and intangible assets acquired and liabilities assumed of Itiviti based on their preliminary estimated fair values. As mentioned above in Note 1, Broadridge intends to complete the valuations and other studies upon completion of the Acquisition and will finalize the allocation of consideration as soon as practicable, but in no event later than one year following the Closing. The assets and liabilities of Itiviti have been measured based on various preliminary estimates using assumptions that Broadridge believes are reasonable based on information that is currently available.
The following table sets forth a preliminary allocation of the estimated Acquisition consideration to the fair value of the identifiable tangible and intangible assets acquired and liabilities assumed of Itiviti using Itiviti’s consolidated balance sheet as of December 31, 2020, with the excess recorded to goodwill which is not tax deductible:
(In millions of USD)	Amount	Support reference
Calculation of goodwill:
Cash consideration to be paid for Itiviti	$2,604.1	a.
Recognized amounts of identifiable assets acquired and liabilities assumed:
Total assets acquired	1,023.4
Less: Total liabilities assumed	(251.8)
Book value of net assets acquired as of March 31, 2021	771.6
Less: Write-off of pre-existing Itiviti goodwill	(568.8)	b.
Less: Write-off of pre-existing Itiviti intangible assets	(270.3)	c.
Less: Write-off of pre-existing contract liabilities balance	102.7	d.
Less: Deferred tax write-off of pre-existing goodwill and intangible assets	41.6	e.
Adjusted net book value of assets acquired	76.8
Identifiable intangible assets at fair value	858.3	f.
Contract liabilities at fair value	(70.0)	g.
Deferred tax impact of fair value adjustments	(188.2)	h.
Adjusted net fair value of assets acquired:	676.9
Goodwill
Total goodwill:	1,927.2	i.
Pre-existing Itiviti goodwill	568.8
Net Adjustment to goodwill	$1,358.4

3. Adjustments to the unaudited pro forma condensed combined balance sheet
Refer to the items below for a reconciliation of the pro forma adjustments reflected in the unaudited pro forma condensed combined balance sheet:
(a)	Represents the unaudited historical condensed consolidated balance sheet of Broadridge as of March 31, 2021.
(b)	Represents the unaudited historical balance sheet of Itiviti as of December 31, 2020.
(c)
Represents the net adjustment to Itiviti intangible assets based on the estimated fair value of the intangible assets as discussed in Note 2. The net adjustment to the intangible assets is calculated as follows:

(In millions of USD, except estimated useful lives in years)	Estimated Useful Life	Amount
Identifiable intangible assets
Software technology	5.0	$181.1
Customer relationships and trade name	7.0	677.3
Estimated fair value of identified intangible assets		858.3
Pre-existing Itiviti intangible assets		(270.3)
Net adjustment to intangible assets		588.0

Estimated fair value of contract liabilities		70.0
Pre-existing contract liabilities		(102.7)
Net adjustment to contract liabilities		($32.7)
(d)	Represents the extinguishment of Itiviti debt and related obligations at close as well as Broadridge's incurrence of debt totaling $2.55 billion in order to finance the Acquisition.
(In millions of USD)	Amount	Support reference
Decrease for extinguishment of Itiviti existing debt
Current liabilities related to debt extinguished at close	($13.6)	i.
Non-current liabilities related to debt extinguished at close	(634.4)	ii.
Increase for issuance of loans	2,550.0	iii.
Other transaction accounting adjustment to debt	1,901.9
Increase to debt issuance costs	$1.6	iv.
(e)	The pro forma tax adjustments are calculated using a blended statutory tax rate based on the predominant taxable jurisdictions of Itiviti.
(f)	Represents adjustments to eliminate the Itiviti historical equity accounts as Itiviti is the acquiree for accounting purposes.
(in millions of USD)	Transaction Accounting Adjustment
Elimination of Itiviti's historical equity accounts as of December 31, 2020	$123.5
(g)
Represents an adjustment to record contract assets for Itiviti term licenses sold to and installed on clients' premises where the revenue has been recognized for pro forma purposes but not yet invoiced.

(h)	Represents reclassification adjustments of certain balance sheet items to conform Itiviti's historical financial statement presentation to that of Broadridge.
4. Adjustments to the unaudited pro forma condensed combined statements of earnings
Refer to the items below for a reconciliation of the adjustments reflected in the unaudited pro forma condensed combined statements of earnings:
(a)
Represents the historical Consolidated Statement of Earnings for Broadridge for the year ended June 30, 2020, and the Condensed Consolidated Statement of Earnings for Broadridge for the nine months ended March 31, 2021.

(b)
Represents the historical Condensed Consolidated Statement of Earnings for Itiviti for the twelve months ending June 30, 2020, and the historical Condensed Consolidated Statement of Earnings for the nine months ending December 31, 2020.

(c)
Represents the adjustments to record amortization expense related to the increased basis of acquired Itiviti intangible assets, which have been recorded at estimated fair value on a pro forma basis and will be amortized over the estimated useful lives on a straight-line basis utilizing Broadridge's useful life assumptions as provided for each class of intangible assets. The net adjustment to amortization expense is calculated as follows:

(In millions of USD, except estimated useful lives in years)	Estimated Fair Value	Estimated Useful Life	Fiscal Year Ended June 30, 2020	Nine Months Ended December 31, 2020
Amortization of acquired intangible assets
Software technology	181.1	5.0	36.2	27.2
Customer relationships and trade name	677.3	7.0	96.8	72.6
Less: Itiviti historical amortization expense			(48.4)	(38.5)
Net adjustment to amortization expense			84.5	61.2
(d)	Certain adjustments to the historical Itiviti revenue were made, as follows:
i.
Represents an adjustment to recognize Itiviti term licenses sold to and installed on clients' premises to that of revenue recognized upon delivery and acceptance of the software license by the client consistent with Broadridge's accounting policy, whereas Itiviti recognized revenue on a ratable basis over the contract term.

ii.	Record the purchase accounting impacts of the fair value of the acquired Itiviti contract liabilities.
(e)
Represents the elimination of historical Itiviti interest expense on the historical Itiviti debt to be paid off at close of the acquisition, as well as addition of interest expense associated with Broadridge's debt facilities used to finance the Itiviti acquisition. In addition, represents elimination of unrealized foreign currency transaction gains on the Itiviti historical debt to be extinguished at close.

(i)	(In millions of USD)	Fiscal Year Ended June 30, 2020	Nine Months Ended December 31, 2020
	Elimination of interest expense and amortization of debt issuance costs - outstanding Itiviti's debt	44.9	33.0
	Interest expense on new debt	(23.9)	(17.9)
	Amortization of new debt issuance costs	(5.3)	(4.0)
	Other transaction accounting adjustments to interest expense	15.7	11.1
Interest Rate Sensitivity Analysis:	Fiscal Year Ended June 30, 2020	Nine Months Ended December 31, 2020
Interest expense on new debt	Interest expense	Interest expense
As presented	(23.9)	(17.9)
1/8% increase in interest rate	(27.1)	(20.3)
1/8% decrease in interest rate	(20.7)	(15.5)
(ii)		Fiscal Year Ended June 30, 2020	Nine Months Ended December 31, 2020
	Elimination of unrealized foreign currency transaction gains on the Itiviti historical debt	(3.6)	(74.0)
(f)	The pro forma tax adjustments are calculated using a blended statutory tax rate based on the predominant taxable jurisdictions of Itiviti.
(g)	Represents a reclassification of Itiviti cost of revenues, selling, general and administrative expenses, and other related statement of earnings line items to conform to Broadridge's presentation.
(h)
Represents elimination of foreign currency transaction gains and losses on certain intercompany loans between Itiviti's subsidiaries that are expected to be settled following the acquisition close, and as such under the new intercompany structure, these foreign currency transaction gains and losses are not expected to recur.

(i)
Represents the elimination of the outstanding non-controlling interest shares of one of Itiviti's consolidated subsidiaries that will be acquired in full, and such amounts are included in the total estimated purchase consideration.

5. Adjustments to Itiviti Historical Financial Statements to Conform to U.S. GAAP
During the preparation of these unaudited pro forma condensed combined financial statements, management performed a preliminary analysis of Itiviti’s financial information to identify differences in accounting policies as compared to those of Broadridge and differences in financial statement presentation as compared to the presentation of Broadridge, including certain adjustments and reclassifications to conform the historical financial information of Itiviti from IFRS to U.S. GAAP and to translate the financial statements from EUR to USD.
Upon completion of the Acquisition, Broadridge will perform a detailed review of Itiviti's accounting policies. As a result of that review, Broadridge may identify differences between the accounting policies of Broadridge and Itiviti that, when conformed, could have a material impact on the consolidated financial statements of the combined company. At this time, Broadridge is not aware of any significant accounting policy differences.
Itiviti Pro Forma Condensed Balance Sheet
As of December 31, 2020
(in millions)
	Historical Itiviti (€)	IFRS to U.S. GAAP and Reclassification Adjustments (€)	Notes	Historical Adjusted Itiviti (€)	Historical Adjusted Itiviti ($) (See Note 5a)
Assets
Current assets:
Cash and cash equivalents	31.6	—		31.6	37.3
Accounts receivable, net of allowance for doubtful accounts	49.9	—		49.9	58.9
Other current assets	19.8	—		19.8	23.4
Total current assets	101.3	—		101.3	119.6
Property, plant and equipment, net	6.8	—		6.8	8.0
Goodwill	481.9	—		481.9	568.8
Intangible assets, net	297.4	(68.4)	5b(ii)	229.0	270.3
Other non-current assets	45.5	2.5	5b(i)	48.0	56.7
Total assets	932.9	(65.8)		867.0	1,023.4
Liabilities and Stockholders’ Equity
Current liabilities:
Current portion of long-term debt	0.0	—		0.0	0.0
Payables and accrued expenses	58.9	—		58.9	69.5
Contract liabilities	87.0	—		87.0	102.7
Total current liabilities	145.9	—		145.9	172.2
Long-term debt	534.4	—		534.4	630.8
Deferred taxes	75.8	(16.1)	5b(iii)	59.8	70.5
Contract liabilities	—	—		—	—
Other non-current liabilities	21.2	1.1	5b(i)	22.3	26.3
Total liabilities	777.4	(15.0)		762.4	899.9

Stockholders’ equity:
Preferred stock	—	—		—	—
Common stock	0.3	—		0.3	0.4
Additional paid-in capital	191.7	—		191.7	226.2
Retained earnings	(95.5)	(50.8)	5b(i), 5b(ii), 5b(iii)	(146.3)	(172.7)
Treasury stock	—	—		—	—
Accumulated other comprehensive loss	(16.5)	—		(16.5)	(19.5)
Non-controlling interest	75.5	—		75.5	89.1
Total stockholders’ equity	155.5	(50.8)		104.7	123.5
Total liabilities and stockholders’ equity	932.9	(65.8)		867.0	1,023.4
Amounts may not sum due to rounding.

Itiviti Pro Forma Condensed Statement of Earnings
Twelve Months Ended June 30, 2020
(in millions)
	Historical Itiviti (€)	IFRS to U.S. GAAP and Reclassification Adjustments (€)	Notes	Historical Adjusted Itiviti (€)	Historical Adjusted Itiviti ($) (See Note 5a)
Revenues:	203.2	—		203.2	224.9
Operating Expenses:
Cost of revenues	25.1	—		25.1	27.8
Selling, general and administrative expenses	131.5	0.6	5b(i)	139.2	154.0
		7.2	5b(ii)
Total operating expenses	156.6	7.7		164.3	181.8
Operating income	46.7	(7.7)		38.9	43.1
Interest expense, net	(41.9)	1.4	5b(i)	(40.5)	(44.8)
Other non-operating income (expense), net	1.4	—		1.4	1.5
Earnings before income taxes	6.1	(6.3)		(0.2)	(0.2)
Provision for income taxes	3.9	(4.7)	5b(iii)	(0.8)	(0.9)
Net earnings	2.2	(1.6)		0.7	0.7
Less: Net earnings attributable to non-controlling interests	5.4	—		5.4	6.0
Net earnings attributable to the parent company's shareholders	(3.2)	(1.6)		(4.7)	(5.2)
Amounts may not sum due to rounding.

Itiviti Pro Forma Condensed Statement of Earnings
Nine Months Ended December 31, 2020
(in millions)
	Historical Itiviti (€)	IFRS to U.S. GAAP and Reclassification Adjustments (€)	Notes	Historical Adjusted Itiviti (€)	Historical Adjusted Itiviti ($) (See Note 5a)
Revenues:	157.0	—		157.0	179.0
Operating Expenses:
Cost of revenues	18.4	—		18.4	21.0
Selling, general and administrative expenses	99.1	1.0	5b(i)	104.9	119.6
		4.8	5b(ii)
Total operating expenses	117.5	5.8		123.3	140.6
Operating income	39.5	(5.8)		33.7	38.4
Interest expense, net	(29.9)	1.1	5b(i)	(28.8)	(32.8)
Other non-operating income (expense), net	30.7	—		30.7	35.0
Earnings before income taxes	40.3	(4.7)		35.6	40.5
Provision for income taxes	7.4	(14.4)	5b(iii)	(7.0)	(8.0)
Net earnings	32.9	9.7		42.6	48.5
Less: Net earnings attributable to non-controlling interests	(0.6)	—		(0.6)	(0.7)
Net earnings attributable to the parent company's shareholders	33.5	9.7		43.1	49.2
(a)
The historical Itiviti pro forma condensed balance sheet and Itiviti pro forma condensed statements of earnings, each initially reported in EUR, were translated into USD using the following historical foreign exchange rates:

$ / €
Average exchange rate for year ended June 30, 2020 (statement of earnings)	1.10640
Average exchange rate for nine months ended December 31, 2020 (statement of earnings)	1.13996
Period end exchange rate as of December 31, 2020 (balance sheet)	1.18033
(b)
i.
Lease accounting: Under IFRS, all leases are accounted for as finance leases, whereas under U.S. GAAP, the Itiviti leases would be accounted for as operating leases. As a result, there is a change in the expense pattern and classification of the lease expense as well as changes in the right of use asset and associated lease liability balances to conform IFRS to a U.S. GAAP presentation.

ii.
Capitalized software: Under IFRS, Itiviti accounts for certain software development costs related to products sold both as hosted software-as-a-service and as term licenses installed on clients' premises as eligible for capitalization as an intangible software asset. Under U.S. GAAP, software development costs that relate to products that are sold both as software-as-a-service and as term licenses installed on clients' premises would generally be expensed pursuant to the accounting for software sold, leased or otherwise marketed as a separate product.

iii.
Tax adjustment: Represents the associated deferred tax asset and liability as well as related income tax expense adjustments for the lease accounting and capitalized software IFRS to U.S. GAAP adjustments noted above.

Amounts may not sum due to rounding.